                                                                   EXHIBIT 5.1
                              Lyle B. Stewart, Esq.
                                 General Counsel
                              Medix Resources, Inc.
                        7100 E. Belleview Ave., Suite 301
                           Greenwood Village, CO 80111

Board of
Directors
January 23, 2001 Medix  Resources, Inc.
7100 E. Belleview Ave., Suite 301
Greenwood Village, CO 80111

Gentlemen:

            I have acted as counsel to Medix Resources,  Inc. (the "Company"), in connection with the proposed sale by certain selling  shareholders of up to
5,483,333  shares of its common stock,  par value $.001 per share,  which sale is being registered on Form S-2 (the "Registration  Statement"),  filed by the
Company  on or  about  the  date  hereof  with  the  Securities  and  Exchange
Commission, under the Securities Act of 1933, as amended.

            In  connection  therewith,  I have  examined  and relied upon such corporate  records and other documents,  instruments and certificates and have made such other  investigation  as I have deemed  appropriate as basis for the opinion set forth below.

            Based upon the  foregoing,  I am of the opinion that the shares of common stock to be sold by the selling  shareholders  in the manner  described in the Registration  Statement and the Prospectus  relating  thereto,  will be legally issued, fully paid and non-assessable.

            I  hereby  consent  to the  use  of my  name  in the  Registration
Statement  and the filing of this  opinion  as an exhibit to the  Registration
Statement.

                                                Very truly yours,

                                                /s/ Lyle B. Stewart